Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	SeaBright Insurance Holdings, Inc. M. Philip Romney Vice President, Finance and Principal Accounting Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports First Quarter 2008 Results

Q1 Net Income Increased 7.7% Year-Over-Year
Q1 Total Revenue Growth of 16.9% Year-Over-Year

Seattle, WA – April 22, 2008 – SeaBright Insurance Holdings, Inc. (NASDAQ: SEAB) today announced results for the first quarter ended March 31, 2008.

Net Income for the quarter increased 7.7% to $10.9 million or $0.52 per fully diluted share compared to $10.1 million or $0.48 per fully diluted share in the year-earlier period. For the first quarter, total revenue increased 16.9% to $64.2 million compared to $54.9 million for the same period in 2007. For the first quarter of 2008, premiums earned increased 16.6% to $56.7 million compared to $48.6 million for the same period in 2007.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “We are pleased with our growth in net income over the first quarter of last year, especially in light of increased competition in our target markets during the quarter. The increase in net income as compared to the first quarter 2007, is due to favorable current operational execution, increased net investment income over 2007, and to positive loss trends. For the first quarter of 2008, the Company recognized $7.9 million in favorable development of prior periods ultimate incurred losses, compared to $7.2 million in the first quarter of 2007. The benefit from favorable loss trends and increased investment income this quarter was partially offset by an increase in the underwriting expense spending levels related to our geographical and niche expansion efforts. The increase in the underwriting expense ratio over 2007, primarily reflects strategic investments in the recruitment of quality, experienced talent needed to effectively manage existing and planned growth. We believe such investments give us a sustainable competitive advantage over the long term.”

The net loss ratio for the first quarter of 2008 was 52.9% compared to 52.2% in the same period of 2007. During the first quarter 2008, on a pre-tax basis, the Company recognized $7.9 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years. During the first quarter of 2007, on a pre-tax basis, the Company recognized $7.2 million in favorable development of prior years' loss reserve estimates.

Total underwriting expenses for the first quarter 2008 were $15.6 million compared to $12.6 million in the prior year period. The net underwriting expense ratio for the first quarter was 27.6% compared to 25.9% in the same period in 2007. The increase in the underwriting expense ratio over the same period in 2007 is primarily the result of increased production expenses related to SeaBright’s geographic expansion.

The net combined ratio for the first quarter of 2008 was 80.5% compared to 78.1% for the same period in 2007.

Net investment income for the first quarter of 2008 was $5.7 million compared to $4.8 million for the same period in 2007 as the Company’s investment portfolio grew 18.5% or $81.3 million to $519.9 million at March 31, 2008 from $438.6 million at March 31, 2007.

At March 31, 2008, SeaBright had 982 customers, an increase of 31.8% compared to the same period in 2007. At March 31, 2008, the average premium size per customer was approximately $274,000 compared to approximately $304,000 at March 31, 2007, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates related to the decline in loss costs.

At March 31, 2008, the Company had $493.0 million in fixed income securities. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company did not record any impairment loss in the quarter ended March 31, 2008.

As of March 31, 2008, the overall credit quality of our $266.6 million fixed income municipal portfolio (including secondary insurance) stood at AA+. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of March 31, 2008, the Company had $205.6 million in insured municipal bonds with a weighted average credit rating of AA+. The underlying rating of the insured bonds was AA-. The Company also had $61.0 million in uninsured municipal bonds with a weighted average credit rating of AA.

At March 31, 2008, the Company had $1.8 million invested in collateralized mortgage obligations, $2.5 million in adjustable rate mortgages and $10.0 million in asset backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, April 22 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and M. Philip Romney, Vice President, Finance and Principal Accounting Officer. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 591-4952. Please call at least five minutes before the scheduled start time.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2007 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 17, 2008, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are summary results of operations for the three month periods ended March 31, 2008 and 2007 as well as selected balance sheet data as of March 31, 2008 and December 31, 2007. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 12, 2008.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Fixed income securities available for sale, at fair value	$492,977	$474,756
Equity securities available for sale, at fair value	11,649	11,193
Preferred stock available for sale, at fair value	8,326	8,488
Cash and cash equivalents	6,936	20,292
Accrued investment income	5,291	5,055
Premiums receivable, net of allowance	9,389	9,223
Deferred premiums	157,984	150,066
Service income receivable	305	436
Reinsurance recoverables	14,049	14,210
Receivable under adverse development cover	2,533	2,533
Prepaid reinsurance	1,723	1,820
Property and equipment, net	4,379	1,707
Deferred income taxes, net	18,342	16,488
Deferred policy acquisition costs, net	21,511	19,832
Intangible assets, net	1,230	1,233
Goodwill	2,881	2,881
Other assets	17,165	15,356
Total assets	$776,670	$755,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$255,095	$250,085
Unearned premiums	150,369	147,033
Reinsurance funds withheld and balances payable	167	220
Premiums payable	3,940	4,136
Accrued expenses and other liabilities	49,981	47,789
Surplus notes	12,000	12,000
Total liabilities	471,552	461,263

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 21,132,252 shares at March 31, 2008
and 20,831,102 shares at December 31, 2007	208	208
Paid-in capital	195,020	194,023
Accumulated other comprehensive income	601	1,638
Retained earnings	109,289	98,437
Total stockholders’ equity	305,118	294,306
Total liabilities and stockholders’ equity	$776,670	$755,569

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands, except income per share information)
Revenue: (1)
Premiums earned	$56,722	$48,631
Claims service income	406	556
Other service income	16	24
Net investment income	5,724	4,758
Net realized loss	(117)	(52)
Other income	1,409	957
	64,160	54,874
Losses and expenses:
Loss and loss adjustment expenses	30,409	25,918
Underwriting, acquisition and insurance expenses	15,646	12,631
Interest expense	251	281
Other expenses	1,987	1,551
	48,293	40,381
Income before taxes	15,867	14,493

Income tax expense (benefit):
Current	6,311	4,474
Deferred	(1,296)	(54)
	5,015	4,420
Net income	$10,852	$10,073

Basic earnings per share	$0.53	$0.50
Diluted earnings per share	$0.52	$0.48

Weighted average basic shares outstanding	20,359,695	20,320,699
Weighted average diluted shares outstanding	20,984,650	20,859,608

Net loss ratio (2)	52.9%	52.2%
Net underwriting expense ratio (3)	27.6%	25.9%
Net combined ratio (4)	80.5%	78.1%

(1)	Gross and net premiums written for the periods indicated were as follows:
	Three Months Ended March 31,
	2008	2007
	(in thousands)
Gross premiums written	$63,657	$59,926
Net premiums written	60,343	56,260

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.